Exhibit 99.1

Commerce Union Bancshares Reports $1 Billion in Assets Driven by Record Loans and Deposits in Second Quarter

Loans Increase 10.9% to a Record $719.8 Million

Deposits Increase 29.7% to a Record of $840.0 Million

BRENTWOOD, Tenn.--(BUSINESS WIRE)--July 26, 2017--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent of Reliant Bank, today announced a record $1.0 billion in assets at June 30, 2017. The growth in assets benefited from record loan volume with total loans rising to $719.8 million – an increase of 10.9% since June 30, 2016, and 3.2% (12.7% annualized growth) since March 31, 2017. Asset growth also benefited from a 25.1% increase in the company’s investment portfolio since June 30, 2016 with securities available for sale reaching $184.8 million at June 30, 2017.

Total deposits were a record $840.0 million at June 30, 2017 – an increase of 29.7% over the prior year and 1.7% (6.7% annualized growth) since March 31, 2017. Second quarter net income attributable to common shareholders was $2.2 million, or $0.28 per fully diluted share, compared with $2.4 million, or $0.31 per fully diluted share, recorded in the second quarter of 2016. Second quarter 2016 after-tax earnings included $228,000, or $0.03 per fully diluted share of purchase accounting related income and $382,000 or $0.05 of earnings per fully diluted share related to purchase credit impaired loans.

“We are very excited to report that our assets surpassed the $1 billion milestone at June 30, 2017,” said DeVan Ard, Chairman and CEO of Commerce Union Bancshares. “We believe our record results benefited from strong organic growth across our markets, our recent expansion into Chattanooga and the first quarter launch of a new retail branch in the deposit rich area of Green Hills in Nashville. Our growth in market cap also contributed to Commerce Union’s recent addition to the Russell 2000 index.

“Jobs continue to fuel Nashville’s economic engine,” continued Ard. “Our home market of Williamson County had the highest job growth rate in America last year, and our principal markets of Williamson, Sumner and Robertson Counties have shown the highest growth in jobs in the Nashville area over the past five years according to BLS reports. Job growth drives consumer and business confidence, and as a result, we have seen an increase in loan demand.”

“This quarter our loan production was a record $109 million, a 28% increase over the first quarter,” continued Ard. Ard also noted that significant contributions from the company’s new Chattanooga loan production office, as well as increased volume from its Murfreesboro loan production office helped power the loan growth. He further stated, “We remain very optimistic the strong dynamics within our key markets will continue to support our growth and profitability goals in 2017.”

Ard further commented on second quarter corporate initiatives that included improvements to customers’ account statements and the development of branded MasterCard credit cards for consumer and business clients. Both initiatives are targeted to generate income and grow the bank’s share of wallet. The bank also added to its employee team; bringing expertise to the key areas of payments, digital channels and business development disciplines.

“Our focus at Reliant Bank is to create and fine-tune our organization so that we can quickly adapt to change and effectively position ourselves for long-lasting success,” said Ard. “We know the importance of a strategic mindset relevant to building market share, and our second-quarter results reflect the ongoing commitment to achieving that goal.”

Balance Sheet Growth

($ in thousands)

	Q2 2017	Q1 2017	% Change	Q2 2016	% Change
Total assets	$1,003,950	$962,465	4.3%	$883,204	13.7%
Earning assets	947,522	909,171	4.2	832,632	13.8
Securities available for sale	184,789	179,266	3.1	147,675	25.1
Loans held for investment	719,834	697,632	3.2	649,277	10.9
Total deposits	840,014	826,183	1.7	647,851	29.7
Demand deposits	136,467	135,939	0.4	134,515	1.5
Total stockholders' equity	112,589	109,595	2.7	106,024	6.2

  Total assets increased $120.7 million, or 13.7%, to a record $1.0 billion at June 30, 2017, rising from $883.2 million at June 30, 2016 and up $41.5 million from March 31, 2017. The increase in assets was due primarily to growth in loans, investments and bank-owned life insurance, as well as an increase in cash.
  Earning assets grew $38.4 million in the second quarter, including $22.2 million in loans and $5.5 million in investment securities. Earning assets grew 13.8% from the June 30, 2016, including a net increase of $70.6 million in loans and $37.0 million in investment securities.
  Loans increased 3.2%, or 12.7% on an annualized basis, from March 31, 2017, to a record $719.8 million at June 30, 2017, and were up 10.9% over June 30, 2016. Loan growth benefited from increased demand from commercial customers and home builders.
  Asset quality remained sound at the end of the quarter. Nonperforming assets to total assets were 0.61% at June 30, 2017, compared to 0.57% at March 31, 2017 and 0.52% at June 30, 2016. The company had no other real estate owned at June 30, 2017.
  Total deposits rose to a record $840.0 million at June 30, 2017, an increase of 1.7% from March 31, 2017, and 29.7% over June 30, 2016. Deposit growth benefited from increases in demand and time deposits. Demand deposits grew by 0.4% during the quarter and 1.5% since June 30, 2016. The company continues to enhance its efforts to seek these low-cost deposits in the market. Total consumer and business checking accounts increased 8.0% from June 30, 2016.
  Total stockholders’ equity grew by 2.7% during the quarter to $112.6 million and grew 6.2% since June 30, 2016. Capital growth since March 31, 2017 benefited from earnings accretion, an improvement in the Accumulated Other Comprehensive Income and capital raised through the exercises of employee stock options. Capital growth from June 30, 2016 benefited from earnings accretion, partially offset by dividends and the decline in the Accumulated Other Comprehensive Income.

Revenue Growth and Profitability

($ in thousands except per share amounts)

	Q2 2017	Q1 2017	% Change	Q2 2016	% Change
Net income attributable to common shareholders	$2,187	$2,058	6.3%	$2,360	-7.3%
Fully diluted EPS	0.28	0.26	7.7	0.31	-9.7
Net interest income	8,503	7,971	6.7	8,692	-2.2
Net interest margin	4.01%	4.01%	-	4.33%	(32BP)
Provision for loan losses	$245	$410	-40.2	$450	-45.6
Non-interest income	1,231	1,139	8.1	2,510	-51.0
Non-interest expense	7,268	6,869	5.8	8,027	-9.5

  Net income attributable to common shareholders was $2.2 million in the second quarter of 2017, compared to $2.1 million in the first quarter of 2017, and $2.4 million in the second quarter of 2016. The decrease in earnings from the prior year was due primarily to a $619,000, pre-tax, recovery of a purchase-credit impaired loan recorded in the second quarter of 2016 and a $317,000 decrease in net discount accretion, pre-tax, associated with the merger of Commerce Union Bank and Reliant Bank.
  Return on average assets for the quarter ended June 30, 2017, was 0.90%, compared to 0.89% for the first quarter of 2017, and 1.07% for the second quarter of 2016.
  Return on average equity for the quarter ended June 30, 2017, was 7.98%, compared to 7.71% in the first quarter of 2017, and 9.14% in the second quarter of 2016.
  Total interest income rose to $9.7 million in the second quarter of 2017, up 8.1%, compared to the first quarter of 2017, and up 2.2% compared to the second quarter of 2016. The increases were driven by growth in earning assets, including loans and investment securities offset by a reduction of discount accretion relating to purchase accounting discussed previously. Net interest income was $8.5 million in the second quarter of 2017, up 6.7% from the first quarter of 2017 due mainly to a higher level of earning assets.
  Net interest margin for the quarter ended June 30, 2017, was 4.01%, compared with the 4.01% in the first quarter of 2017, and 4.33% for the second quarter of 2016. The decline in net interest margin from the prior year was due to the recovery of a purchase-credit impaired loan recorded in the second quarter of 2016. Net interest margin was also lower than the prior year due to lower yields on new loans and a reduction in purchase accounting discount accretion, partially offset by higher yields on investment securities.
  The company continued to add volume and better yields to its investment portfolio. Securities available for sale grew to $184.8 million as of June 30, 2017, an increase of 3.1% from March 31, 2017 and 25.1% from June 30, 2016. The average tax-equivalent yield increased to 3.69% in the second quarter of 2017 compared to 2.67% in the same quarter of 2016 as the company sought to increase investment volumes and yields while maintaining acceptable levels of interest rate and credit risk.
  Provision for loan losses was $245,000 for the second quarter of 2017, compared to $410,000 in the first quarter of 2017 and $450,000 in the second quarter of 2016. The reduction from the prior periods was driven mainly by favorable net charge-off / recovery activity. The Company had net recoveries of $49,000 and a net charge off (recovery) to average loans ratio of (0.03%) for the second quarter of 2017.
  Noninterest income was $1.2 million in the second quarter of 2017, compared to $1.1 million in the first quarter of 2017 and $2.5 million in the second quarter of 2016. Revenue from mortgage loans sold were down $1.1 million from the second quarter of 2016 due to lower sales of mortgage loans following the transition of most of the out-of-market mortgage offices to another bank early in the second quarter of 2016. Gain on mortgage loans sold increased from the first quarter of 2017 due to a greater number of loan sales in the second quarter compared to the first. The Company does not absorb any losses incurred by its mortgage venture. For the second quarter of 2017, the mortgage subsidiary incurred a net loss of $393,000 that was allocated 100% to the non-controlling member of the venture compared with a loss of $499,000 in the first quarter of 2017 and a loss of $223,000 in the second quarter of 2016.
  Noninterest expenses were $7.3 million in the second quarter of 2017, compared to $6.9 million in the first quarter of 2017, and $8.0 million in the second quarter of 2016. The slight increase from the prior quarter was driven by incurring a full quarter’s worth of expense relating to Chattanooga and Green Hills locations as well as compensation costs for recent strategic hires. A substantial portion of the decline from the prior year was due to a reduction of mortgage personnel following the transition of out-of-market offices referenced previously.
  The subsidiary Bank’s efficiency ratio, excluding the mortgage subsidiary, for the quarter ended June 30, 2017, was 60.8% compared to 60.5% in the first quarter of 2017, and 58.6% for the second quarter of 2016. The increase in the efficiency ratio was driven primarily by the expansionary activities discussed previously.
  Income tax expense totaled $427,000 in the second quarter of 2017 and $272,000 in the first quarter of 2017. Tax expense recorded in the second quarter of 2016 amounted to $588,000. The company’s effective tax rate of 19.2% was favorably impacted by an increase in income from tax-exempt securities, excess tax benefits recognized relating to the exercise of stock options and the addition of certain state tax credits on interest-free loans compared with the second quarter of 2016.

Strong Capital Position

Reliant Bank’s capital position remained strong at June 30, 2017. The bank maintained a June 30, 2017, Tier 1 leverage ratio of 10.29%, compared to a 10.69% ratio at March 31, 2017 and 10.59% at June 30, 2016. Total stockholders’ equity rose to $112.6 million and tangible book value per common share grew to $12.73 at June 30, 2017 from $12.36 at March 31, 2017 and $12.17 at June 30, 2016. The bank’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

“Our outlook for the remainder of 2017 is very positive based on recent and anticipated earning asset growth achieved. I am confident our executive leadership team will continue to add value to our balance sheet and strengthen opportunities for future growth and profitability,” concluded Ard.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The non-GAAP measures in this release below include “adjusted net interest margin,” “adjusted net income attributable to common shareholders, per diluted share,” and “efficiency ratio.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments and non-recurring income relating to the payoff of a purchased credit impaired loan in the second quarter of 2016 do not reflect the operational performance of the business in this period; accordingly, it is useful to consider these line items with and without such adjustments. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under generally accepted accounting principles.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (Nasdaq: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Sumner and Williamson counties, Tennessee along with loan and deposit production offices in Rutherford County and the recently opened loan production and deposit production office in Chattanooga, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements and other statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements. The information included in this release is preliminary and based on Company data available at the time of this release.

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2017, MARCH 31, 2017 AND JUNE 30, 2016
(Dollar Amounts In Thousands)
(Unaudited)

ASSETS
	June 30,	March 31,	June 30,
	2017	2017	2016
Cash and due from banks	$26,551	$18,290	$16,571
Federal funds sold	-	50	69
Total cash and cash equivalents	26,551	18,340	16,640
Securities available for sale	184,789	179,266	147,675
Loans, net of unearned income	719,834	697,632	649,277
Allowance for loan losses	(9,385)	(9,090)	(8,688)
Loans, net	710,449	688,542	640,589
Mortgage loans held for sale, net	12,031	9,798	14,961
Accrued interest receivable	4,298	3,921	3,179
Premises and equipment, net	9,721	9,688	9,088
Restricted equity securities, at cost	7,155	7,140	7,060
Other real estate, net	-	-	475
Cash surrender value of life insurance contracts	29,203	25,013	24,439
Deferred tax assets, net	2,498	3,336	1,708
Goodwill	11,404	11,404	11,404
Core deposit intangibles	1,404	1,493	1,760
Other assets	4,447	4,524	4,226

TOTAL ASSETS	$1,003,950	$962,465	$883,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$136,467	$135,939	$134,515
Interest-bearing demand	84,644	84,061	86,090
Savings and money market deposit accounts	210,635	210,952	186,009
Time	408,268	395,231	241,237
Total deposits	840,014	826,183	647,851
Accrued interest payable	167	158	127
Federal Home Loan Bank advances	44,910	24,099	124,871
Dividends payable	941	-	-
Other liabilities	5,329	2,430	4,331

TOTAL LIABILITIES	891,361	852,870	777,180

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued to date	-	-	-
Common stock, $1 par value; 30,000,000 shares authorized; 7,839,562, 7,826,450 and 7,627,777 shares issued and outstanding at June 30, 2017, December 31, 2016 and June 30, 2016, respectively	7,840	7,826	7,628
Additional paid-in capital	89,746	89,497	87,736
Retained earnings	15,516	14,270	9,584
Accumulated other comprehensive income (loss)	(513)	(1,998)	1,076

TOTAL STOCKHOLDERS’ EQUITY	112,589	109,595	106,024

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,003,950	$962,465	$883,204

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS INDICATED
(Dollar Amounts In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
INTEREST INCOME
Interest and fees on loans	$8,333	$7,782	$8,512	$16,115	$16,282
Interest and fees on loans held for sale	115	94	186	209	$554
Interest on investment securities, taxable	186	149	216	335	452
Interest on investment securities, nontaxable	946	828	490	1,774	928
Federal funds sold and other	124	120	93	244	195

TOTAL INTEREST INCOME	9,704	8,973	9,497	18,677	18,411

INTEREST EXPENSE
Deposits
Demand	46	43	47	89	91
Savings and money market deposit accounts	200	150	163	350	329
Time	853	693	407	1,546	830
Federal Home Loan Bank advances and other	102	116	188	218	387

TOTAL INTEREST EXPENSE	1,201	1,002	805	2,203	1,637

NET INTEREST INCOME	8,503	7,971	8,692	16,474	16,774

PROVISION FOR LOAN LOSSES	245	410	450	655	615

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,258	7,561	8,242	15,819	16,159

NONINTEREST INCOME
Service charges on deposit accounts	317	310	321	627	606
Gains on mortgage loans sold, net	638	542	1,782	1,180	5,124
Gain (loss) on securities transactions, net	23	36	60	59	60
Gain on sale of other real estate	1	24	156	25	156
Other	252	227	191	479	410

TOTAL NONINTEREST INCOME	1,231	1,139	2,510	2,370	6,356

NONINTEREST EXPENSE
Salaries and employee benefits	4,485	4,269	4,883	8,754	10,277
Occupancy	870	762	810	1,632	1,639
Information technology	679	513	636	1,192	1,263
Advertising and public relations	48	75	160	123	425
Audit, legal and consulting	308	293	384	601	665
Federal deposit insurance	121	99	126	220	240
Provision for losses on other real estate	-	-	27	-	53
Other operating	757	858	1,001	1,615	2,102

TOTAL NONINTEREST EXPENSE	7,268	6,869	8,027	14,137	16,664

INCOME BEFORE PROVISION FOR INCOME TAXES	2,221	1,831	2,725	4,052	5,851

INCOME TAX EXPENSE	427	272	588	699	1,156

CONSOLIDATED NET INCOME	1,794	1,559	2,137	3,353	4,695

NONCONTROLLING INTEREST IN NET (INCOME) LOSS OF SUBSIDIARY	393	499	223	892	(98)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$2,187	$2,058	$2,360	$4,245	$4,597

Basic net income attributable to common shareholders, per share	$0.28	$0.27	$0.31	$0.55	$0.61
Diluted net income attributable to common shareholders, per share	$0.28	$0.26	$0.31	$0.54	$0.60

COMMERCE UNION BANCSHARES, INC.
SEGMENT FINANCIAL INFORMATION
FOR THE PERIODS INDICATED
(Dollar Amounts In Thousands)
(Unaudited)

Retail Banking	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Net interest income	$8,405	$7,896	$8,545	$16,300	$16,332
Provision for loan losses	245	410	450	655	615
Noninterest income	594	594	728	1,188	1,229
Noninterest expense	6,115	5,719	5,859	11,833	11,200
Income tax expense	452	303	604	755	1,149
Net income attributable to common shareholders	$2,187	$2,058	$2,360	$4,245	$4,597

Residential Mortgage Banking	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Net interest income	$98	$75	$147	$174	$442
Provision for loan losses	-	-	-	-	-
Noninterest income	637	545	1,782	1,182	5,127
Noninterest expense	1,153	1,150	2,168	2,304	5,464
Income tax expense	(25)	(31)	(16)	(56)	7
Net income (loss)	(393)	(499)	(223)	(892)	98
Noncontrolling interest in net (income) loss of subsidiary	393	499	223	892	(98)
Net income attributable to common shareholders	$-	$-	$-	$-	$-

The above financial information is presented, net of intercompany eliminations.

COMMERCE UNION BANCSHARES, INC.
SELECTED QUARTERLY FINANCIAL DATA
AT OR FOR THE THREE MONTHS ENDED
(Dollar Amounts In Thousands, Except Per Share Amounts)
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Selected Income Statement Data
Total interest income	$9,704	$8,973	$8,948	$8,656	$9,497
Total interest expense	1,201	1,002	905	821	805
Net interest income	8,503	7,971	8,043	7,835	8,692
Provision for loan losses	245	410	208	145	450
Net interest income after provision for loan losses	8,258	7,561	7,835	7,690	8,242
Noninterest income	1,231	1,139	869	1,575	2,510
Noninterest expense	7,268	6,869	6,827	6,883	8,027
Income tax expense	427	272	438	619	588
Consolidated net income	1,794	1,559	1,439	1,763	2,137
Noncontrolling interest in net (income) loss of subsidiary	393	499	532	605	223
Net income attributable to common shareholders	2,187	2,058	1,971	2,368	2,360

Per Common Share Data
Net income attributable to common shareholders, per share
Basic	$0.28	$0.27	$0.26	$0.31	$0.31
Diluted	$0.28	$0.26	$0.25	$0.30	$0.31
Book value per common share	$14.36	$14.00	$13.75	$14.07	$13.90
Tangible book value per common share	$12.73	$12.36	$12.08	$12.39	$12.17
Basic weighted average common shares	7,775,179	7,741,305	7,719,126	7,673,347	7,560,503
Diluted weighted average common shares	7,873,126	7,876,978	7,853,581	7,768,792	7,678,508
Common shares outstanding at period end	7,839,562	7,826,450	7,778,309	7,763,351	7,627,777

Selected Balance Sheet Data
Total assets	$1,003,950	$962,465	$911,984	$920,020	$883,204
Securities available for sale	184,789	179,266	146,813	154,816	147,675
Loans, net of unearned income	719,834	697,632	666,783	661,246	649,277
Allowance for loan losses	9,385	9,090	9,082	8,801	8,688
Mortgage loans held for sale	12,031	9,798	11,831	14,649	14,961
Other real estate	-	-	-	-	475
Goodwill	11,404	11,404	11,404	11,404	11,404
Core deposit intangibles	1,404	1,493	1,582	1,671	1,760
Non-interest bearing deposits	136,467	135,939	134,792	139,720	134,515
Total deposits	840,014	826,183	763,834	659,856	647,851
Federal Home Loan Bank advances	44,910	24,099	32,287	144,680	124,871
Total stockholders' equity	112,589	109,595	106,919	109,232	106,024
Average loans	703,596	673,036	657,203	649,778	637,787
Average earnings assets (1)	919,463	870,386	851,652	836,487	830,501
Average total assets	972,112	926,282	902,547	885,127	880,657
Average stockholders' equity	109,637	106,726	107,529	106,778	103,297

(1) Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities

COMMERCE UNION BANCSHARES, INC.
SELECTED QUARTERLY FINANCIAL DATA
AT OR FOR THE THREE MONTHS ENDED
(Dollar Amounts In Thousands, Except Per Share Amounts)
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Selected Asset Quality Measures
Nonaccrual loans	$5,856	$5,497	$5,634	$6,122	$4,126
90+ days past due still accruing	251	-	-	-	-
Total nonperforming loans	6,107	5,497	5,634	6,122	4,126
Total nonperforming assets (1)	6,107	5,497	5,634	6,122	4,601
Net charge offs (recoveries)	(49)	401	(74)	33	(149)
Nonperforming loans to total loans	0.85%	0.79%	0.84%	0.93%	0.64%
Nonperforming assets to total assets	0.61%	0.57%	0.62%	0.67%	0.52%
Nonperforming assets to total loans and other real estate	0.85%	0.79%	0.84%	0.93%	0.71%
Allowance for loan losses to total loans	1.30%	1.30%	1.36%	1.33%	1.34%
Allowance for loan losses to nonperforming loans	153.68%	165.36%	161.20%	143.76%	210.57%
Net charge offs (recoveries) to average loans (2)	(0.03%)	0.24%	(0.05%)	0.02%	(0.09%)

Capital Ratios (Bank Subsidiary Only)
Tier 1 leverage	10.29%	10.69%	10.75%	10.94%	10.59%
Common equity tier 1	12.08%	12.50%	12.89%	12.96%	12.49%
Tier 1 risk-based capital	12.08%	12.50%	12.89%	12.96%	12.49%
Total risk-based capital	13.23%	13.67%	14.11%	14.16%	13.67%

Selected Performance Ratios (2) (3)
Return on average assets	0.90%	0.89%	0.87%	1.07%	1.07%
Return on average stockholders' equity	7.98%	7.71%	7.33%	8.87%	9.14%
Net interest margin	4.01%	4.01%	4.03%	3.98%	4.33%

NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (4)
Net interest income	$8,503	$7,971	$8,043	$7,835	$8,692
Purchase accounting adjustments	(125)	(118)	(162)	(368)	(442)
Interest income recognized on payoff of purchased credit impaired loan	-	-	-	-	(619)
Adjusted net interest income	$8,378	$7,853	$7,881	$7,467	$7,631
Adjusted net interest margin	3.96%	3.96%	3.95%	3.80%	3.91%

Adjusted Net Income Attributable to Common Shareholders, Per Diluted Share (4)
Net income attributable to common shareholders, per diluted share	$0.28	$0.26	$0.25	$0.30	$0.31
Purchase accounting adjustments	-	-	(0.01)	(0.02)	(0.03)
Interest income recognized on payoff of purchased credit impaired loan	-	-	-	-	(0.05)
Adjusted net income attributable to common shareholders, per diluted share	$0.28	$0.26	$0.24	$0.28	$0.23

Efficiency ratio (subsidiary bank only excluding mortgage segment) (4)
Non-interest expense	$5,780	$5,387	$5,169	$5,294	$5,499
Net interest income	8,405	7,896	7,953	7,750	8,545
Tax equivalent adjustment for tax exempt interest income	530	474	414	354	308
Non-interest income	594	594	228	1,024	728
Less gain on sale of other real estate and other assets	(1)	(24)	-	(145)	(130)
Less (gain) loss on sale of securities	(23)	(36)	320	(296)	(60)
Adjusted operating income	$9,505	$8,904	$8,915	$8,687	$9,391

Efficiency Ratio	60.81%	60.50%	57.98%	60.94%	58.56%

(1) Nonperforming assets consist of nonperforming loans (excluding troubled debt restructurings) and other real estate
(2) Data has been annualized

(3) Return on average assets is defined as net income attributable to common shareholders divided by average total assets; return on average stockholders’ equity is defined as net income attributable to common shareholders divided by average stockholders’ equity; net interest margin is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets

(4) Not a recognized measure under generally accepted accounting principles (GAAP)

COMMERCE UNION BANCSHARES, INC.
YIELD TABLES
FOR THE THREE MONTHS ENDED JUNE 30, 2017 AND 2016
(Dollar Amounts In Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the three months ended June 30, 2017 and 2016:

	Three Months Ended June			Three Months Ended June
	30, 2017			30, 2016			Change

		Rates /	Interest		Rates /	Interest
	Average	Yields	Income /	Average	Yields	Income /	Due to	Due to
	Balances	(%)	Expense	Balances	(%)	Expense	Volume	Rate	Total
Interest earning assets
Loans	$703,596	4.54	$7,801	$637,787	5.06	$8,018	$3,214	$(3,431)	$(217)
Loan fees	-	0.30	532	-	0.31	494	38	-	38
Loans with fees	703,596	4.84	8,333	637,787	5.37	8,512	3,252	(3,431)	(179)
Mortgage loans held for sale	11,117	4.15	115	20,733	3.61	186	(223)	152	(71)
Deposits with banks	15,988	0.63	25	20,357	0.32	16	(21)	30	9
Investment securities - taxable	35,742	2.09	186	48,754	1.78	216	(201)	171	(30)
Investment securities - tax-exempt	144,969	4.08	946	95,590	3.12	490	286	170	456
Fed funds sold and other	8,051	4.93	99	7,280	4.25	77	9	13	22
Total earning assets	919,463	4.23	9,704	830,501	4.72	9,497	3,102	(2,895)	207
Nonearning assets	52,649			50,156
	$972,112			$880,657
Interest bearing liabilities
Interest bearing demand	88,514	0.21	46	89,385	0.21	47	(1)	-	(1)
Savings and money market	210,576	0.38	200	191,630	0.34	163	17	20	37
Time deposits - retail	305,935	0.84	644	143,953	0.67	240	330	74	404
Time deposits - wholesale	89,117	0.94	209	105,560	0.64	167	(147)	189	42
Total interest bearing deposits	694,142	0.64	1,099	530,528	0.47	617	199	283	482
Federal Home Loan Bank advances	30,510	1.34	102	115,855	0.65	188	(690)	604	(86)
Total interest-bearing liabilities	724,652	0.66	1,201	646,383	0.50	805	-491	887	396
Net interest rate spread (%) / Net Interest Income ($)		3.57	$8,503		4.22	$8,692	$3,593	$(3,782)	$(189)
Non-interest bearing deposits	134,724	(0.10)		126,175	(0.08)
Other non-interest bearing liabilities	3,099			4,802
Stockholder's equity	109,637			103,297
	$972,112			$880,657
Cost of funds		0.56			0.42
Net interest margin		4.01			4.33

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

COMMERCE UNION BANCSHARES, INC.
YIELD TABLES
FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(Dollar Amounts In Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,			Six Months Ended June 30,
	2017			2016			Change

		Rates /	Interest		Rates /	Interest
	Average	Yields	Income /	Average	Yields	Income /	Due to	Due to
	Balances	(%)	Expense	Balances	(%)	Expense	Volume	Rate	Total
Interest earning assets
Loans	$688,316	4.51	$15,064	$627,694	4.91	$15,326	$2,582	$(2,844)	$(262)
Loan fees	-	0.31	1,051	-	0.31	956	95	-	95
Loans with fees	688,316	4.82	16,115	627,694	5.22	16,282	2,677	(2,844)	(167)
Mortgage loans held for sale	10,798	3.90	209	30,124	3.70	554	(429)	84	(345)
Deposits with banks	15,540	0.64	49	20,750	0.34	35	(25)	39	14
Investment securities - taxable	33,418	2.02	335	49,004	1.85	452	(220)	103	(117)
Investment securities - tax-exempt	139,259	4.02	1,774	92,116	3.07	928	527	319	846
Fed funds sold and other	7,911	4.97	195	6,917	4.65	160	24	11	35
Total earning assets	895,242	4.21	18,677	826,605	4.60	18,411	2,554	(2,288)	266
Nonearning assets	53,955			49,704
	$949,197			$876,309
Interest bearing liabilities
Interest bearing demand	85,647	0.21	89	89,620	0.20	91	(9)	7	(2)
Savings and money market	197,724	0.36	350	192,673	0.34	329	6	15	21
Time deposits - retail	298,764	0.78	1,150	142,231	0.68	484	588	78	666
Time deposits - wholesale	85,546	0.93	396	110,663	0.63	346	(198)	248	50
Total interest bearing deposits	667,681	0.60	1,985	535,187	0.47	1,250	387	348	735
Federal Home Loan Bank advances and other	38,243	1.15	218	116,540	0.67	387	(623)	454	(169)
Total interest-bearing liabilities	705,924	0.63	2,203	651,727	0.51	1,637	-236	802	566
Net interest rate spread (%) / Net Interest Income ($)		3.58	$16,474		4.09	$16,774	$2,790	$(3,090)	$(300)
Non-interest bearing deposits	132,054	(0.10)		118,118	(0.08)
Other non-interest bearing liabilities	3,037			5,197
Stockholder's equity	108,182			101,267
	$949,197			$876,309
Cost of funds		0.53			0.43
Net interest margin		4.01			4.20

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, 615-221-2020
Chairman and Chief Executive Officer